Exhibit 4.1

THIRD AMENDMENT TO THE RIGHTS AGREEMENT

This THIRD AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of December 16, 2011, between Sunrise Senior Living, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).  Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of April 24, 2006, as amended as of November 19, 2008 and January 27, 2010 (as amended, the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, except as provided in the penultimate sentence of Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth herein; and

WHEREAS, no person has yet become an Acquiring Person and subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1.         Amendments to Section 1

1.1.      The first sentence of the definition of “Acquiring Person” in paragraph (a) of Section 1 of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

            “(a) ‘Acquiring Person’ shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares of Common Stock so held, (iv) FMR LLC, together with its Affiliates and Associates (“FMR”), but, in the case of this clause (iv), only so long as each of the following is satisfied: (A) FMR is the Beneficial Owner of shares of Common Stock constituting in the aggregate

14.9% or less of the shares of Common Stock of the Company then outstanding, (B) FMR acquired, and continues to beneficially own, such shares of Common Stock in the ordinary course of business with no purpose or effect of changing or influencing the control, management or policies of the Company or its subsidiaries, and not in connection with or as a participant in any transaction having such purpose or effect, and (C) FMR is not required to report such Beneficial Ownership on Schedule 13D under the Exchange Act (or any comparable or successor report), and, if FMR is the Beneficial Owner of shares of Common Stock of 10% or more of the shares of Common Stock then outstanding, is eligible to file a Schedule 13G (or any comparable or successor report) to report its Beneficial Ownership of such shares of Common Stock or (v) Carlson Capital, L.P., together with its Affiliates and Associates (together, “CCLP”), but, in the case of this clause (v), only so long as CCLP is the Beneficial Owner of shares of Common Stock constituting in the aggregate 14.9% or less of the shares of Common Stock of the Company then outstanding.”

2.         Effective Time of this Amendment

This Amendment shall become effective as of 5 p.m., New York City time, on December 16, 2011.

3.         Direction to the Rights Agent

Pursuant to Section 27 of the Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

4.        Confirmation of the Rights Agreement

Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5.        Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.  The rights and obligations of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws in effect in the State of Delaware.

6.        Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

SUNRISE SENIOR LIVING, INC.

By:	/s/ Mark S. Ordan
Name: Mark S. Ordan
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
as Rights Agent

By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President